SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No.     )

Filed by the Registrant    ☒

Filed by a Party other than the Registrant    ☐

Check the appropriate box:

☐ Preliminary Proxy Statement	☐ Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material Under Rule 14a-12

Silgan Holdings Inc.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒    No fee required.

☐    Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐    Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1)	Amount previously paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

SILGAN HOLDINGS INC.

4 Landmark Square

Stamford, Connecticut 06901

(203) 975-7110

Notice of Annual Meeting of Stockholders

To be Held on June 5, 2003

YOU ARE HEREBY NOTIFIED that the annual meeting of stockholders of Silgan Holdings Inc., or the Company, a Delaware corporation, will be held at the Sheraton Stamford Hotel, 2701 Summer Street, Stamford, Connecticut 06905 at 9:00 a.m. on Thursday, June 5, 2003, for the following purposes:

1.	To elect two directors of the Company to serve until the Company’s annual meeting of stockholders in 2006 and until their successors are duly elected and qualified;

2.	To approve the adoption of the Silgan Holdings Inc. Senior Executive Performance Plan;

3.	To ratify the appointment of Ernst & Young LLP as the Company’s independent auditors for the fiscal year ending December 31, 2003; and

4.	To transact such other business as may properly come before the annual meeting or any adjournment or postponement of the annual meeting.

The close of business on April 17, 2003 has been fixed as the record date for determining the stockholders of the Company entitled to notice of and to vote at the annual meeting. All holders of record of Common Stock of the Company at that date are entitled to vote at the annual meeting or any adjournment or postponement of the annual meeting.

By Order of the Board of Directors,

Frank W. Hogan, III

Secretary

Stamford, Connecticut

April 25, 2003

Please complete, sign and mail the enclosed Proxy in the accompanying envelope even if you intend to be present at the annual meeting. Please sign the enclosed Proxy exactly as your name appears on it. Returning the Proxy will not limit your right to vote in person or to attend the annual meeting. If you hold shares of Common Stock of the Company in more than one name, or if your shares of Common Stock of the Company are registered in more than one way, you may receive more than one copy of the proxy material. If so, please sign and return each of the Proxies that you receive so that all of your shares of Common Stock of the Company may be voted.

The annual meeting will be held to vote on the first three items listed above, tabulate the votes cast in respect of those items and report the results of the vote. No presentations or other business matters are planned for the annual meeting.

SILGAN HOLDINGS INC.

4 Landmark Square

Stamford, Connecticut 06901

(203) 975-7110

PROXY STATEMENT

Annual Meeting of Stockholders

to be held on June 5, 2003

To Stockholders of Silgan Holdings Inc.:

This Proxy Statement and the accompanying proxy card are furnished in connection with the solicitation of proxies by the Board of Directors of Silgan Holdings Inc., or Silgan Holdings or the Company, for use at our annual meeting of stockholders, or the Meeting, to be held at the Sheraton Stamford Hotel, 2701 Summer Street, Stamford, Connecticut 06905 on Thursday, June 5, 2003, at 9:00 a.m., and at any postponements or adjournments of the Meeting. This Proxy Statement and the accompanying proxy card are first being mailed to stockholders on or about April 30, 2003.

Only holders of record of our Common Stock as of the close of business on April 17, 2003, the Record Date, will be entitled to notice of and to vote at the Meeting. As of the Record Date, we had 18,239,242 shares of our Common Stock outstanding, and each share is entitled to one vote. We have no other class of voting securities issued and outstanding. The presence in person or by proxy of the holders of a majority of the outstanding shares of our Common Stock will be necessary to constitute a quorum for the transaction of business at the Meeting.

All shares of our Common Stock represented by properly executed proxies will be voted in accordance with the instructions indicated on such proxies unless such proxies previously have been revoked. If any proxies do not contain voting instructions, the shares of our Common Stock represented by such proxies will be voted FOR the election of the nominees for director listed below to serve until our annual meeting of stockholders in 2006 and until their successors are duly elected and qualified, FOR the approval of the adoption of the Silgan Holdings Inc. Senior Executive Performance Plan and FOR the ratification of the appointment of Ernst & Young LLP as our independent auditors for the fiscal year ending December 31, 2003. We do not anticipate that any other matters will be brought before the Meeting. If any other matters properly come before the Meeting, the shares of our Common Stock represented by all properly executed proxies will be voted in accordance with the judgment of the persons named on such proxies. Shares of our Common Stock abstaining, and shares of our Common Stock held in street name as to which a broker has not voted on some matters but has voted on other matters, or Broker Shares, will be included in determining whether a quorum exists at the Meeting. Approval of each matter specified in the Notice of Meeting requires the affirmative vote of a majority of shares of our Common Stock present in person or by proxy at the Meeting, assuming that a quorum exists at the Meeting. Stockholders may not cumulate their votes. Abstentions and Broker Shares that have not been voted with respect to a particular proposal will not be counted in determining the total number of votes cast or in determining whether such proposal has received the requisite number of affirmative votes.

You may revoke your proxy at any time before it is exercised at the Meeting by (1) delivering to the Secretary of the Company a duly executed proxy bearing a later date; (2) filing a written notice of revocation with the Secretary of the Company; or (3) appearing at the Meeting and voting in person.

In addition to solicitations by mail, some of our directors, officers and employees may solicit proxies for the Meeting personally or by telephone without extra remuneration. We will also provide persons, banks, brokerage firms, custodians, nominees, fiduciaries and corporations holding shares in their names or in the names of nominees, which in either case are beneficially owned by others, with proxy materials for transmittal to such beneficial owners and will reimburse such record owners for their expenses in doing so. The Company will bear the costs of soliciting proxies.

THE COMPANY HEREBY UNDERTAKES TO PROVIDE WITHOUT CHARGE TO EACH PERSON TO WHOM A COPY OF THIS PROXY STATEMENT HAS BEEN DELIVERED, UPON THE WRITTEN REQUEST OF ANY SUCH PERSON, A COPY OF OUR ANNUAL REPORT ON FORM 10-K, INCLUDING THE FINANCIAL STATEMENTS AND THE FINANCIAL STATEMENT SCHEDULES THERETO, THAT HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 13a-1 UNDER THE SECURITIES EXCHANGE ACT OF 1934 FOR THE FISCAL YEAR ENDED DECEMBER 31, 2002. REQUESTS FOR SUCH COPIES SHOULD BE DIRECTED TO SILGAN HOLDINGS INC., 4 LANDMARK SQUARE, STAMFORD, CONNECTICUT 06901 (TELEPHONE NUMBER: (203) 975-7110), ATTENTION: GENERAL COUNSEL.

ELECTION OF DIRECTORS

Nominees

Our Board of Directors is composed of six members, divided evenly into three classes (designated Class I, Class II and Class III). At each annual meeting of stockholders, the term of office of one class of directors of the Company expires, and directors nominated to the class of directors whose term is expiring at such annual meeting will be elected for a term of three years. Our remaining directors continue in office until their respective terms expire and until their successors are duly elected and qualified. Accordingly, at each annual meeting of stockholders of the Company two of our six directors will be elected, and each of our directors will be required to stand for election once every three years. At the Meeting, the term of office for our Class III Directors expires.

Our Class III Directors currently are Messrs. Jeffrey C. Crowe and Edward A. Lapekas. Our Board of Directors has nominated each of Messrs. Crowe and Lapekas for re-election at the Meeting as Class III Directors of the Company, each to serve until our annual meeting of stockholders in 2006 and until his successor has been duly elected and qualified. Messrs. Crowe and Lapekas were nominated for re-election as Class III Directors of the Company pursuant to provisions of the Amended and Restated Stockholders Agreement dated as of November 6, 2001, or the Stockholders Agreement, among R. Philip Silver, D. Greg Horrigan and the Company. You should read the section in this Proxy Statement titled “Certain Relationships and Related Transactions—Stockholders Agreements” for a description of the material provisions of the Stockholders Agreement.

Each nominee for Class III Director of the Company has consented to be named in this Proxy Statement and to serve on our Board of Directors if elected. If, prior to the Meeting, any nominee should become unavailable to serve on our Board of Directors for any reason, the shares of our Common Stock represented by all properly executed Proxies will be voted for such alternate individual as shall be designated by our Board of Directors.

We provide below certain information regarding each nominee for Class III Director of the Company and each Director of the Company whose term of office continues after the Meeting, including the individual’s age (as of December 31, 2002), principal occupation and business experience during at least the last five years, other directorships currently held and the year in which such individual was first elected a director of the Company.

Nominees for election as Directors (Class III)—term expiring 2006

Jeffrey C. Crowe, age 56, has been one of our directors since May 1997. Mr. Crowe has been Chairman of the Board, President and Chief Executive Officer of Landstar System, Inc., or Landstar, since April 1991, and President and Chief Executive Officer of Landstar System Holdings, Inc., or LSHI, since June 1989 and Chairman of LSHI since March 1991. Mr. Crowe has also been President of Signature Insurance Company, a subsidiary of LSHI, since February 1997. Mr. Crowe has served as Chairman of the National Defense Transportation Association since October 1993. From November 1989 to November 1998, Mr. Crowe served in a number of capacities at the American Trucking Association, Inc., or ATA, including Director, Secretary and as a member of the ATA Executive Committee. Mr. Crowe has been Vice Chairman of the U.S. Chamber of Commerce since June 2002, and was a Director of the U.S. Chamber of Commerce from February 1998 to June 2002. Mr. Crowe has also been a Director of Sun Trust Bank North-Florida, N.A. since January 1999.

Edward A. Lapekas, age 59, has been one of our directors since October 2001. Mr. Lapekas was Chairman of the Board and Chief Executive Officer of Nexpak Corporation from November 2002 until March 2003. From October 2000 until June 2001, Mr. Lapekas was Executive Chairman of Packtion Corporation, an e-commerce packaging venture. From May 1996 until July 2000, Mr. Lapekas was employed by American National Can Group, Inc., last serving as Chairman and Chief Executive Officer. Prior to that, Mr. Lapekas served as Deputy Chairman and Chief Operating Officer of Schmalbach-Lubeca AG. From 1971 until 1991, Mr. Lapekas was employed by Continental Can Company where he served in various strategy, planning, operating and marketing capacities.

THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE FOR BOTH NOMINEES FOR DIRECTOR (CLASS III) OF THE COMPANY.

Incumbent Directors (Class I)—term expiring 2004

R. Philip Silver, age 60, has been our Chairman of the Board and Co-Chief Executive Officer since March 1994. Mr. Silver is one of our founders and was formerly our President. Mr. Silver has been a Director since our inception in 1987. Prior to founding the Company in 1987, Mr. Silver was a consultant to the packaging industry. Mr. Silver was President of Continental Can Company from June 1983 to August 1986.

Leigh J. Abramson, age 34, has been one of our directors since September 1996. He has been with Morgan Stanley & Co. Incorporated, or Morgan Stanley, since 1990 and Morgan Stanley Private Equity since 1992. He has been a Managing Director of Morgan Stanley since December 2001. Mr. Abramson is also a director of Smurfit Stone Container Corporation and several private companies.

Incumbent Directors (Class II)—term expiring 2005

D. Greg Horrigan, age 59, has been our President and Co-Chief Executive Officer since March 1994. Mr. Horrigan is one of our founders and was formerly our Chairman of the Board. Mr. Horrigan has been a Director since our inception in 1987. Prior to founding the Company in 1987, Mr. Horrigan was Executive Vice President and Operating Officer of Continental Can Company from 1984 to 1987.

John W. Alden, age 61, has been one of our directors since November 2001. From 1965 until 2000, Mr. Alden was employed by United Parcel Service of America, Inc., or UPS, serving in various management positions. Until his retirement in 2000, Mr. Alden was Vice Chairman of UPS since 1996 and a director of UPS since 1988. Mr. Alden is also a director of Barnes Group Inc. and of The D & B Corporation.

Mr. Crowe was elected as a Director of the Company at our annual meeting of stockholders in 2000. Mr. Lapekas was nominated for election as a Director of the Company pursuant to a prior stockholders agreement of the Company to replace Thomas M. Begel, who resigned as a Director of the Company in October 2001, and Mr. Lapekas was elected to the Board of Directors of the Company in October 2001 by unanimous vote of the other Directors of the Company pursuant to our Restated Certificate of Incorporation. Messrs. Silver and Abramson were elected as Directors of the Company at our annual meeting of stockholders in 2001. Messrs. Horrigan and Alden were elected as Directors of the Company at our annual meeting of stockholders in 2002.

Our Board of Directors met six times and acted by written consent thirteen times during 2002. Each of our Directors attended more than 75 percent of the aggregate of: (1) the total number of meetings of the Board of Directors held in 2002 and (2) the total number of meetings held in 2002 by all committees of the Board of Directors on which he served.

Compensation of Directors

In 2002, Directors who did not receive compensation as officers or employees of the Company or any of our affiliates were paid an annual retainer fee of $25,000 for their service on our Board of Directors and a fee of $2,000 for each meeting of our Board of Directors that they attended and each meeting of a committee of our Board of Directors that they attended and that was not held on the same day as a meeting of our Board of Directors, plus travel and other reasonable out-of-pocket expenses. Additionally, Directors who did not receive compensation as officers or employees of the Company or any of our affiliates were granted nonqualified stock options to purchase 1,500 shares of our Common Stock on May 30, 2002, the first business day after our 2002 annual meeting of stockholders, in accordance with the Silgan Holdings Inc. 2002 Non-Employee Directors Stock Option Plan, or the Directors Plan.

Beginning in 2003, Directors who do not receive compensation as officers or employees of the Company or any of our affiliates will be paid an annual retainer fee of $36,000 for their service on our Board of Directors and a fee of $2,000 for each meeting of our Board of Directors that they attend and for each meeting of a committee of our Board of Directors that they attend, plus travel and other reasonable out-of-pocket expenses. Directors who do not receive compensation as officers or employees of the Company or any of our affiliates will also be granted nonqualified stock options to purchase 1,500 shares of our Common Stock on the first business day after each annual meeting of stockholders of the Company in accordance with the Directors Plan. Additionally, members of the Audit Committee of our Board of Directors will be paid an annual retainer fee of $12,000 for their service on the Audit Committee, and the chairpersons of each of the Audit and Compensation Committees of our Board of Directors will be paid an annual retainer fee of $10,000 for their service as chairperson of such committee.

Directors who receive compensation as officers or employees of the Company or any of our affiliates do not receive annual retainer or meeting fees and are not granted any stock options under the Directors Plan.

Committees of the Board of Directors

Our Board of Directors has three standing committees. The principal responsibilities of each of the standing committees and the members of such committees are set forth below.

1.    Audit Committee.    The Audit Committee has the responsibility of overseeing the Company’s financial reporting process on behalf of our Board of Directors. The functions performed by the Audit Committee are described in the section of this Proxy Statement titled “Report of the Audit Committee.” During 2002, the Audit Committee held five meetings and acted by written consent once. The Audit Committee currently consists of Messrs. Abramson, Alden, Crowe and Lapekas, each of whom is independent as required by the written charter of the Audit Committee and currently applicable listing standards of the National Association of Securities Dealers. In 2002, the Audit Committee consisted of Messrs. Abramson, Alden and Lapekas.

2.    Compensation Committee.    The Compensation Committee has the responsibility of reviewing and approving matters relating to the compensation of all executive officers of the Company (including all executive officers listed in the Summary Compensation Table in the section of this Proxy Statement titled “Executive Compensation” but excluding executive officers who are compensated by S&H Inc. (see “Certain Relationships and Related Transactions” and “Executive Compensation”)). As described in the section of this Proxy Statement titled “Executive Compensation—Report on Executive Compensation,” if the stockholders of the Company approve the Silgan Holdings Inc. Senior Executive Performance Plan at the Meeting, then the Compensation Committee will be responsible for administering that plan and for reviewing and approving matters relating to the compensation of Messrs. Silver and Horrigan, who previously have been compensated by S&H Inc. The Compensation Committee also approves stock option grants to officers and key employees of the Company and its subsidiaries under the Silgan Holdings Inc. 1989 Fourth Amended and Restated Stock Option Plan, or the Stock Option Plan. The Compensation Committee held two meetings and acted by written consent twice during 2002. The Compensation Committee currently consists of Messrs. Crowe, Alden and Lapekas. In 2002, the Compensation Committee consisted of Messrs. Crowe and Lapekas.

3.    Stock Option Committee.    The Stock Option Committee administers the Stock Option Plan and recommends for approval by the Compensation Committee the officers and key employees of the Company and its subsidiaries to whom stock options should be granted in accordance with the Stock Option Plan. The Stock Option Committee did not formally meet during 2002 but acted by written consent four times during 2002. The Stock Option Committee consists of Messrs. Silver and Horrigan.

Our Board of Directors does not have a nominating committee. Pursuant to the Stockholders Agreement, Messrs. Silver and Horrigan currently have the right to nominate for election all Directors of the Company. You should read the section in this Proxy Statement titled “Certain Relationships and Related Transactions—Stockholders Agreements” for a description of the material provisions of the Stockholders Agreement.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee oversees the Company’s financial reporting process on behalf of the Board of Directors of the Company. Management of the Company has the primary responsibility for the financial statements and the reporting process of the Company, including the systems of internal controls. In fulfilling its oversight responsibilities, the Audit Committee reviewed with management the audited consolidated financial statements included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2002, including the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the consolidated financial statements.

The Audit Committee reviewed with Ernst & Young LLP, the Company’s independent auditors responsible for expressing an opinion on the conformity of those audited consolidated financial statements with accounting principles generally accepted in the United States, their judgments as to the quality, not just the acceptability, of the Company’s accounting principles and other matters as are required to be discussed with the Audit Committee under auditing standards generally accepted in the United States. The Audit Committee also discussed with the independent auditors the auditors’ independence from management and the Company, including the matters in the written disclosures and the letter required by the Independence Standards Board, and considered the compatibility of nonaudit services with the auditors’ independence. Additionally, the Audit Committee reviewed the amount of fees paid to Ernst & Young LLP for audit and nonaudit services.

The Audit Committee discussed with the Company’s management and independent auditors the overall scope and plans for the Company’s annual audits. The Audit Committee met with the independent auditors, with and without management present, to discuss the results of their examinations along with management’s responses to significant matters. Also, the Audit Committee discussed with management and the independent auditors of the Company the integrity, adequacy and effectiveness of the Company’s financial reporting processes and accounting and financial controls. The Audit Committee held five meetings during 2002.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors of the Company that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2002 for filing with the Securities and Exchange Commission. The Audit Committee has also approved, subject to stockholder ratification, the selection of Ernst & Young LLP as the Company’s independent auditors for the fiscal year ending December 31, 2003.

The Audit Committee is governed by a written charter approved by the Company’s Board of Directors. In accordance with the written charter of the Audit Committee and currently applicable listing standards of the National Association of Securities Dealers, all members of the Audit Committee are independent. The Audit Committee anticipates that changes will be made to its written charter in 2003 in respect of new and proposed rules and regulations of the Securities and Exchange Commission and Nasdaq.

By the Audit Committee of the Board of Directors:

Leigh J. Abramson
John W. Alden
Jeffrey C. Crowe
Edward A. Lapekas

EXECUTIVE OFFICERS

Our Board of Directors appoints the officers of the Company. The officers of our subsidiaries are appointed by the respective boards of directors of our subsidiaries. We provide below certain information concerning the executive officers of the Company, including each individual’s age (as of December 31, 2002). Information concerning Messrs. Silver and Horrigan, our Chairman of the Board and Co-Chief Executive Officer and our President and Co-Chief Executive Officer, respectively, is set forth in the section in this Proxy Statement titled “Election of Directors.” There are no family relationships among any of the directors or executive officers of the Company.

Company Officers

Anthony J. Allott, age 38, has been our Executive Vice President and Chief Financial Officer since May 2002. Prior to joining us, Mr. Allott was Senior Vice President and Chief Financial Officer of Applied Extrusion Technologies, Inc., or AET, since July 1996. From July 1994 until July 1996, Mr. Allott was Vice President and Treasurer of AET. From 1992 until July 1994, Mr. Allott was Corporate Controller and Director of Financial Reporting of Ground Round Restaurants. Prior to that, Mr. Allott was a certified public accountant with Deloitte & Touche LLP.

Frank W. Hogan, III, age 42, has been our Senior Vice President, General Counsel and Secretary since June 2002. From June 1997 until June 2002, Mr. Hogan was our Vice President, General Counsel and Secretary. From September 1995 until June 1997, Mr. Hogan was a partner at the law firm of Winthrop, Stimson, Putnam & Roberts. From April 1988 to September 1995, Mr. Hogan was an associate at that firm.

Glenn A. Paulson, age 59, has been our Vice President—Corporate Development since January 1996. From August 1995 to December 1995, Mr. Paulson was employed by the Company to manage the transition of the Food Metal and Specialty Business of American National Can Company, or ANC. From January 1989 to July 1995, Mr. Paulson was employed by ANC, last serving as Senior Vice President and General Manager, Food Metal and Specialty, North America. Prior to his employment with ANC, Mr. Paulson was President of the beverage packaging operations of Continental Can Company.

Nancy Merola, age 40, has been our Vice President and Controller since October 2000. From February 2000 to October 2000, Ms. Merola was Manager, Reporting and Specialized Accounting, for Texaco Inc. Previously, Ms. Merola was Director, Corporate Accounting and Headquarters Planning, at RJR Nabisco Holdings, Inc. since January 1997. From September 1995 to January 1997, Ms. Merola was Financial Manager, Operations Finance at Kraft Foods Inc., a subsidiary of Philip Morris Companies Inc. From 1989 to 1995, Ms. Merola held various positions with Philip Morris Companies Inc., last serving as Manager, Financial Planning and Analysis.

Malcolm E. Miller, age 35, has been our Vice President and Treasurer since October 2001. Previously, Mr. Miller was Assistant Vice President and Assistant Treasurer of Primedia Inc. from April 2000 until October 2001. Prior to that, Mr. Miller was employed by us from June 1997 until April 2000, last serving as Assistant Treasurer. From June 1995 until June 1997, Mr. Miller was employed by International Paper Company, last serving as a Senior Financial Analyst.

Operating Company Officers

James D. Beam, age 59, has been President of Silgan Containers Corporation, or Silgan Containers, one of two wholly owned subsidiaries of the Company through which we conduct principally all of our business, since July 1990. From September 1987 to July 1990, Mr. Beam was Vice President—Marketing & Sales of Silgan Containers. Mr. Beam was Vice President and General Manager of Continental Can Company, Western Food Can Division, from March 1986 to September 1987.

Russell F. Gervais, age 59, has been President of Silgan Plastics Corporation, or Silgan Plastics, one of two wholly owned subsidiaries of the Company through which we conduct principally all of our business, since December 1992. From September 1989 to December 1992, Mr. Gervais was Vice President—Sales & Marketing of Silgan Plastics. From March 1984 to September 1989, Mr. Gervais was President and Chief Executive Officer of Aim Packaging, Inc.

Gary M. Hughes, age 60, has been Executive Vice President of Silgan Containers since January 1998. Previously, Mr. Hughes was Vice President—Sales & Marketing of Silgan Containers since July 1990. From February 1988 to July 1990, Mr. Hughes was Vice President, Sales and Marketing of the Beverage Division of Continental Can Company. Prior to February 1988, Mr. Hughes was employed by Continental Can Company in various sales positions.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Management Agreements

Each of the Company, Silgan Containers and Silgan Plastics has entered into a management services agreement, or the Management Agreements, with S&H Inc., or S&H, a corporation wholly owned by Messrs. Silver and Horrigan. Pursuant to the Management Agreements, S&H provides the Company, Silgan Containers and Silgan Plastics and their subsidiaries with general management and administrative services, or the Services. The Management Agreements provide for payments to S&H in an amount equal to 90.909% of each of (i) on a monthly basis, $5,000 plus an amount equal to 2.475% of consolidated earnings before depreciation, interest and taxes of the Company, or Company EBDIT, for such calendar month until Company EBDIT for the calendar year reaches an amount set forth in the Management Agreements for such calendar year, or the Scheduled Amount, and (ii) on a quarterly basis, an amount equal to 2.475% of Company EBDIT for such calendar quarter until Company EBDIT for the calendar year reaches the Scheduled Amount. The Scheduled Amount was $115.3 million for the calendar year 2002. For each calendar year after 2002, the Scheduled Amount increases by 3% from the previous year. For the year ended December 31, 2002, the Company and its subsidiaries paid S&H aggregate fees under the Management Agreements of $5.2 million.

Additionally, the Management Agreements provide that the Company, Silgan Containers and Silgan Plastics and their subsidiaries reimburse S&H on a monthly basis for all out-of-pocket expenses paid by S&H in providing the Services, including fees and expenses to consultants, subcontractors and other third parties in connection with the Services. All fees and expenses paid to S&H under each of the Management Agreements are credited against amounts owed to S&H under the other Management Agreements. Under the terms of the Management Agreements, the Company, Silgan Containers and Silgan Plastics have agreed, subject to exceptions, to indemnify S&H and its affiliates, officers, directors, employees, subcontractors, consultants or controlling persons against any losses, damages, costs and expenses they may sustain arising in connection with the Management Agreements.

The Management Agreements may be terminated (i) at the option of each of the Company, Silgan Containers and Silgan Plastics upon the failure or refusal of S&H to perform its obligations under the Management Agreements, if such failure or refusal continues unremedied for more than 60 days after written notice of its existence is given; (ii) at the option of S&H upon the failure or refusal of any of the Company, Silgan Containers and Silgan Plastics to perform its obligations under the Management Agreements, if such failure or refusal continues unremedied for more than 60 days after written notice of its existence is given; (iii) at the option of S&H or the Company, Silgan Containers and Silgan Plastics (a) if S&H or one of the Company, Silgan Containers and Silgan Plastics is declared insolvent or bankrupt or a voluntary bankruptcy petition is filed by any of them, (b) upon the occurrence of any of the following events with respect to S&H or one of the Company, Silgan Containers and Silgan Plastics if not cured, dismissed or stayed within 45 days: the filing of an involuntary petition in bankruptcy, the appointment of a trustee or receiver or the institution of a proceeding seeking a reorganization, arrangement, liquidation or dissolution, (c) if S&H or one of the Company, Silgan Containers and Silgan Plastics voluntarily seeks a reorganization or arrangement or makes an assignment for the benefit of creditors or (d) upon the death or permanent disability of both of Messrs. Silver and Horrigan; (iv) upon at least 180 days prior written notice at the option of each of the Company, Silgan Containers and Silgan Plastics for any reason; (v) upon at least 180 days prior written notice at the option of S&H for any reason other than Cause or a Change of Control (each as defined in the Management Agreements); (vi) at the option of S&H after a Change of Control; (vii) at the option of the Company, Silgan Containers and Silgan Plastics in the event of criminal conduct or gross negligence by S&H in the performance of the Services; or (viii) at the option of S&H or the Company, Silgan Containers and Silgan Plastics upon the termination of any of the Management Agreements for Cause. The Management Agreements prohibit S&H from competing with the Company and its subsidiaries during the term and, only if S&H terminates the Management Agreements pursuant to clause (v) above, for a period of one year after termination. The Management Agreements provide that, in the event that they are terminated pursuant to clause (iv) above, each of the Company, Silgan Containers and Silgan Plastics will be required to pay to S&H the present value of the amount of the payments that would have been payable to S&H under the Management Agreements through the end of the then current term of the Management Agreements.

We believe that it is difficult to determine whether the Management Agreements are on terms no less favorable than those available from unaffiliated parties because of the personal nature of the services provided under the Management Agreements and the expertise and skills of the individuals providing the services. We believe that the arrangements under the Management Agreements are fair to both parties.

Unless the Management Agreements are terminated as described below, the term of the Management Agreements currently continues until June 30, 2004. Thereafter, the term of the Management Agreements will be automatically renewed for successive one year periods unless either party gives written notice at least 180 days prior to the end of the then current term of its election not to renew the term. Pursuant to the Management Agreements, the Compensation Committee of our Board of Directors determines on behalf of the Company and its subsidiaries whether to give such written notice not to renew the term.

At the Meeting, the Board of Directors is seeking the approval of the stockholders of the Company for the Silgan Holdings Inc. Senior Executive Performance Plan, or the Senior Executive Performance Plan. If the Senior Executive Performance Plan is approved by the stockholders of the Company at the Meeting, then the parties to the Management Agreements have agreed to terminate the Management Agreements effective January 1, 2003. In such case, Messrs. Silver and Horrigan would become employees of the Company effective January 1, 2003, and neither the Company nor its subsidiaries would make any payment in 2003 under the Management Agreements. If the Senior Executive Performance Plan is not approved by the stockholders of the Company at the Meeting, then the Management Agreements will continue in effect in accordance with their terms, and Messrs. Silver and Horrigan would not become employees of the Company. For more information regarding the Senior Executive Performance Plan, you should read the sections in this Proxy Statement titled “Report on Executive Compensation” and “Adoption of the Silgan Holdings Inc. Senior Executive Performance Plan.”

Stockholders Agreements

In November 2001, Messrs. Silver and Horrigan and the Company entered into the Stockholders Agreement. The Stockholders Agreement replaced in its entirety the Stockholders Agreement dated as of February 14, 1997, or the 1997 Stockholders Agreement, among Messrs. Silver and Horrigan and The Morgan Stanley Leveraged Equity Fund II, L.P., or MSLEF II, a former stockholder of the Company and an affiliate of Morgan Stanley.

Under the Stockholders Agreement, the Group (as defined in the Stockholders Agreement) has the right to nominate for election all directors of the Company until the Group holds less than one-half of the number of shares of our Common Stock held by it in the aggregate on February 14, 1997. The Group generally includes Messrs. Silver and Horrigan and their affiliates and related family transferees and estates. At least one of the

Group’s nominees must be either Mr. Silver or Mr. Horrigan. On February 14, 1997, the Group held 7,153,090 shares of our Common Stock in the aggregate. Additionally, the Group has the right to nominate for election either Mr. Silver or Mr. Horrigan as a member of our Board of Directors when the Group no longer holds at least one-half of the number of shares of our Common Stock held by it in the aggregate on February 14, 1997 but beneficially owns 5% of our Common Stock.

If either Mr. Silver or Mr. Horrigan notifies our Board of Directors that the Group cannot agree on an individual for any of its nominees under the Stockholders Agreement or if at least 45 days prior to our annual meeting of stockholders the Group fails to nominate for election at such annual meeting the requisite number of individuals to stand for election to our Board of Directors at such annual meeting, then our Board of Directors has the right to nominate for election to our Board of Directors the number of individuals that Messrs. Silver and Horrigan could not agree on as nominees or that the Group failed to nominate timely.

The Stockholders Agreement continues until the death or disability of both of Messrs. Silver and Horrigan.

The provisions of the Stockholders Agreement could have the effect of delaying, deferring or preventing a change of control of the Company and preventing our stockholders from receiving a premium for their shares of our Common Stock in any proposed acquisition of the Company.

Additionally, in November 2001, the Company entered into an agreement with MSLEF II pursuant to which MSLEF II was granted the right to nominate one individual for election as a Class I Director of the Company for so long as MSLEF II beneficially owned at least 5% of our Common Stock. Mr. Abramson, who is currently serving as a Class I Director of the Company, was deemed to be the initial nominee of MSLEF II under this agreement. In February 2002, this agreement terminated once MSLEF II no longer beneficially owned at least 5% of our Common Stock.

Messrs. Silver and Horrigan, MSLEF II, Bankers Trust New York Corporation and the Company are also parties to a Stockholders Agreement dated as of December 21, 1993, or the 1993 Stockholders Agreement. Under the 1993 Stockholders Agreement, if at any time until February 2005 the Company determines to register additional shares of our Common Stock (other than in connection with certain non-underwritten offerings), the Company must offer to the other parties to the 1993 Stockholders Agreement the opportunity to include shares of our Common Stock held by them in such registration. Additionally, the 1993 Stockholders Agreement provided MSLEF II with the right, until February 2005, to demand two separate registrations of the shares of our Common Stock held by it until MSLEF II held less than 5% of our Common Stock. In November 2001, MSLEF II exercised one of its demand registration rights under the 1993 Stockholders Agreement and sold 4,592,000 shares of our Common Stock held by it under a registration statement filed by the Company. In February 2002, any further demand registration rights of MSLEF II expired once MSLEF II no longer owned at least 5% of our Common Stock.

Other

In 2002, Morgan Stanley was one of the placement agents for our $200 million add-on issuance of our 9% Senior Subordinated Debentures due 2009, or the 9% Debentures, and received $2.0 million in selling commissions in connection with this issuance. Morgan Stanley Senior Funding, Inc., or MSSF, an affiliate of Morgan Stanley, was a lender under our previous senior secured credit facility and is a lender under our new senior secured credit facility. In 2002, MSSF received a portion of the commitment fees paid by us under our previous senior secured credit facility and under our new senior secured credit facility with respect to its lending commitments under such facilities. Additionally, in 2002 MSSF received a portion of the fees we paid to the agents and lenders under our new senior secured credit facility in connection with the refinancing of our previous senior secured credit facility, amounting to $2.9 million. We also entered into natural gas swap agreements with Morgan Stanley Capital Group, Inc., or MSCG, an affiliate of Morgan Stanley, in 2002 for an aggregate notional principal amount of 0.8 million MMBtu of natural gas. During 2002, natural gas swap agreements that we entered into with MSCG for an aggregate notional principal amount of 0.9 million MMBtu of natural gas were settled under which we received an insignificant amount from MSCG. We expect that MSSF will continue to receive fees from us in 2003 with respect to its commitments under our new senior secured credit facility. We also expect that various natural gas swap agreements that we have entered into with MSCG will settle in 2003 and 2004. We believe that the services and products provided by Morgan Stanley and its affiliates to us in 2002 were provided on terms no less favorable to us than provided generally to other customers of Morgan Stanley and its affiliates. Mr. Leigh J. Abramson, a director of the Company, is a Managing Director of Morgan Stanley.

In 2002, Landstar provided transportation services to our subsidiaries. We expect that Landstar will continue to provide transportation services to our subsidiaries in 2003. We believe that these transportation services were provided on terms no less favorable to us than provided generally to Landstar’s other customers. We paid Landstar approximately $0.4 million in 2002 for such transportation services. Mr. Jeffrey C. Crowe, a Director of the Company, is the Chairman of the Board, President and Chief Executive Officer of Landstar.

EXECUTIVE COMPENSATION

In the table below, we provide information concerning the annual and long-term compensation for services rendered in all capacities to the Company during the fiscal years ended December 31, 2002, 2001 and 2000 of certain persons, collectively referred to as the Named Executive Officers, consisting of (i) those persons who at December 31, 2002 were the Chief Executive Officer of the Company and the other four most highly compensated executive officers of the Company and (ii) one additional person who would have been one of the other four most highly compensated officers of the Company in 2002 but for the fact that he retired from the Company in June 2002.

Summary Compensation Table

		Annual Compensation		Long-Term Compensation
				Awards
Name and Principal Position	Year	Salary(a)	Bonus(b)	Securities Underlying Stock Options	All Other Compensation(c)
R. Philip Silver	2002	$2,302,000	—	—	—
(Chairman of the Board and Co-Chief Executive Officer of the Company and Chairman of the Board of Silgan Plastics)	2001 2000	2,235,000 2,170,000	— —	— —	— —

D. Greg Horrigan	2002	$2,302,000	—	—	—
(President and Co-Chief Executive Officer of the Company and Chairman of the Board of Silgan Containers)	2001 2000	2,235,000 2,170,000	— —	— —	— —

Harley Rankin, Jr. (d)	2002	$501,100	—	—	—
(Former Executive Vice President and Chief Financial Officer of the Company)	2001 2000	509,063 494,394	— —	— 120,000	— —

James D. Beam	2002	$448,200	$162,293	—	$154,748
(President of Silgan Containers)	2001 2000	435,000 422,340	139,896 141,273	— 120,000	107,937 99,809

Russell F. Gervais	2002	$310,000	$108,500	—	$ 52,304
(President of Silgan Plastics)	2001 2000	299,500 289,300	113,800 82,500	— 84,000	23,205 28,031

Gary M. Hughes	2002	$275,820	$99,874	—	$ 58,002
(Executive Vice President of Silgan Containers)	2001 2000	267,780 259,956	86,118 86,955	— 60,000	61,949 54,863

(a)	The salaries for Messrs. Silver, Horrigan and Rankin reflect amounts as earned and were paid by S&H. Each of them received no direct compensation from the Company or its subsidiaries, except that Mr. Rankin received stock options from the Company in 2000 under the Stock Option Plan. You should also read the sections in this Proxy Statement titled “Certain Relationships and Related Transactions—Management Agreements” and “Report on Executive Compensation.”

(b)	Bonuses for Messrs. Beam, Gervais and Hughes were earned by them in the year reported in the table and paid in the following year pursuant to applicable performance incentive plans of the Company’s subsidiaries. Under such plans, executive officers and other key employees may be awarded cash bonuses provided that certain assigned financial targets and, in some cases, organizational goals are achieved.

(c)	In the case of Mr. Beam, this consists of amounts contributed under the Silgan Containers Corporation Supplemental Executive Retirement Plan, or the Containers Supplemental Plan, and under the Silgan

Containers Corporation Deferred Incentive Savings Plan, or the Containers Savings Plan. For 2002, Silgan Containers contributed $137,728 under the Containers Supplemental Plan and $17,020 under the Containers Savings Plan for the benefit of Mr. Beam. In the case of Mr. Gervais, this consists of amounts contributed by Silgan Plastics for him under the Silgan Plastics Corporation Supplemental Saving and Pension Plan, or the Plastics Supplemental Plan. In the case of Mr. Hughes, this consists of amounts contributed under the Containers Supplemental Plan and under the Containers Savings Plan. For 2002, Silgan Containers contributed $40,982 under the Containers Supplemental Plan and $17,020 under the Containers Savings Plan for the benefit of Mr. Hughes.

(d)	Mr. Rankin retired from the Company effective June 30, 2002. The salary for Mr. Rankin for 2002 was earned and paid in 2002.

In the table below, we provide information concerning the exercise in 2002 of stock options by, and the value at December 31, 2002 of unexercised stock options of, each of the Named Executive Officers.

Aggregate Option Exercises In 2002 And Option Values At December 31, 2002

	Shares Acquired on Exercise	Value Realized	Number of Securities Underlying Unexercised Options at December 31, 2002		Value of Unexercised in-the-Money Options at December 31, 2002(a)
Name			Exercisable	Unexercisable	Exercisable	Unexercisable
R. Philip Silver	—	—	—	—	—	—
D. Greg Horrigan	—	—	—	—	—	—
Harley Rankin, Jr	24,000	$325,680	—	—	—	—
James D. Beam	—	—	48,000	72,000	$508,320	$762,480
Russell F. Gervais	152,062	4,959,727	—	50,400	—	533,736
Gary M. Hughes	—	—	24,000	36,000	254,160	381,240

(a)	The value of an unexercised option is based upon the difference between $24.68, the closing sales price for a share of our Common Stock on the last business day of 2002 (December 31, 2002) as quoted by the Nasdaq National Market System, and the exercise price per share of our Common Stock for such option.

In the table below we provide information about equity securities of the Company authorized for issuance under all of the Company’s equity compensation plans. The information is as of December 31, 2002.

Equity Compensation Plan Information

	(a)	(b)	(c)
Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights(1)	Weighted average exercise price of outstanding options, warrants and rights(1)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column(a))
Equity compensation plans approved by security holders	767,360(2)	$19.99	749,074(3)
Equity compensation plans not approved by security holders	—	—	—

Total	767,360	$19.99	749,074

(1)	This column contains information regarding options to purchase our Common Stock only. We do not have any warrants or stock appreciation rights outstanding.

(2)	This includes options to purchase 761,360 shares of our Common Stock granted under the Stock Option Plan and options to purchase 6,000 shares of our Common Stock granted under the Directors Plan.

(3)	This includes options to purchase 695,074 shares of our Common Stock available for future issuance under the Stock Option Plan and options to purchase 54,000 shares of our Common Stock available for future issuance under the Directors Plan.

Pension Plans

The Company has established pension plans covering substantially all salaried employees. These pension plans are defined benefit plans intended to be qualified pension plans under Section 401(a) of the Internal Revenue Code of 1986, as amended, or the Code, under which pension costs are determined annually on an actuarial basis with contributions made accordingly.

The table below illustrates the estimated annual normal retirement benefits that are payable under the pension plan, or the Containers Pension Plan, covering salaried employees of Silgan Holdings (with the exception of Messrs. Silver, Horrigan and Allott) and salaried employees of Silgan Containers (also taking into account benefits payable under the Containers Supplemental Plan described below). The benefit levels assume retirement at age 65, the years of service shown, continued existence of the Containers Pension Plan without substantial change and payment in the form of a single life annuity.

Containers Pension Plan Table

Final Average Earnings	Years of Service
	10	15	20	25	30	35
$100,000	$13,260	$ 21,270	$ 29,270	$ 37,280	$ 45,290	$ 53,290
150,000	20,640	33,020	45,400	57,780	70,160	82,540
200,000	28,010	44,770	61,520	78,280	95,040	111,790
250,000	35,390	56,520	77,650	98,780	119,910	141,040
300,000	42,760	68,270	93,770	119,280	144,790	170,290
350,000	50,140	80,020	109,900	139,780	169,660	199,540
400,000	57,510	91,770	126,020	160,280	194,540	228,790
450,000	64,890	103,520	142,150	180,780	219,410	258,040

Benefits under the Containers Pension Plan are based on the participant’s average base pay (the “Salary” column in the Summary Compensation Table) over the final three years of employment. The amount of average base pay taken into account for any year is limited by Section 401(a)(17) of the Code, which imposes a cap of $200,000 (to be indexed for inflation) on compensation taken into account for 2002 and later years. Benefits under the Containers Pension Plan are not subject to any deduction for social security or other offset amounts.

As of December 31, 2002, Messrs. Beam and Hughes, the only Named Executive Officers who are eligible participants under the Containers Pension Plan, had fifteen and twelve years of credited service, respectively, under the Containers Pension Plan. Messrs. Beam and Hughes also participate in the Containers Supplemental Plan, which is designed, among other things, to make up for benefits not payable under the Containers Pension Plan due to Code limitations. Amounts contributed by Silgan Containers for Messrs. Beam and Hughes under the Containers Supplemental Plan are included in the “All Other Compensation” column of the Summary Compensation Table.

The table below illustrates the estimated annual normal retirement benefits that are payable under the pension plan, or the Plastics Pension Plan, covering substantially all of the salaried employees of Silgan Plastics (also taking into account benefits payable under the Plastics Supplemental Plan described below). The benefit levels assume retirement age at 65, the years of service shown, continued existence of the Plastics Pension Plan without substantial change and payment in the form of a single life annuity.

Plastics Pension Plan Table

Final Average Earnings	Years of Service
	10	15	20	25	30	35
$100,000	$11,000	$16,500	$22,000	$ 27,500	$ 33,000	$ 38,500
150,000	16,500	24,750	33,000	41,250	49,500	57,750
200,000	22,000	33,000	44,000	55,000	66,000	77,000
250,000	27,500	41,250	55,000	68,750	82,500	96,250
300,000	33,000	49,500	66,000	82,500	99,000	115,500
350,000	38,500	57,750	77,000	96,250	115,500	134,750
400,000	44,000	66,000	88,000	110,000	132,000	154,000
450,000	49,500	74,250	99,000	123,750	148,500	173,250

Benefits under the Plastics Pension Plan are based on the participant’s average total cash compensation (the “Salary” and “Bonus” columns in the Summary Compensation Table) over the final 36 months of employment or over the highest three of the final five calendar years of employment, whichever produces the greater average compensation. In computing this average, compensation for any year cannot exceed 125% of base pay. Compensation used in determining benefits is also limited by Section 401(a)(17) of the Code, which imposes the cap indicated above.

Benefits under the Plastics Pension Plan are determined based on two methods. Under the first method, the Plastics Pension Plan provides for benefits based on a formula without any offset for social security. Most of Silgan Plastics’ officers are eligible participants under the Plastics Pension Plan based on this first method and the above table is based on this first method. Under the second method, benefits under the Plastics Pension Plan are based on one of three formulas, one of which provides for an offset for social security. Additionally, officers of Silgan Plastics are eligible to participate in the Plastics Supplemental Plan, which is designed, among other things, to make up for benefits not payable under the Plastics Pension Plan due to Code limitations.

As of December 31, 2002, Mr. Gervais, the only Named Executive Officer who is an eligible participant under the Plastics Pension Plan, had thirteen years of credited service under the Plastics Pension Plan. Mr. Gervais also participates in the Plastics Supplemental Plan. Amounts contributed by Silgan Plastics for Mr. Gervais under the Plastics Supplemental Plan are included in the “All Other Compensation” column of the Summary Compensation Table.

Employment Agreements

James D. Beam, President of Silgan Containers, has entered into an employment agreement with Silgan Containers. The initial term of his employment agreement was three years from its effective date, and the term has been, and will continue to be, automatically extended for successive one year periods unless terminated pursuant to the terms of his employment agreement. Mr. Beam’s employment agreement provides for, among other things, a minimum severance benefit equal to his then current base salary and benefits for a period of up to one year following termination if (i) Mr. Beam is terminated by Silgan Containers for any reason other than death, disability or for cause as specified in his employment agreement or (ii) Mr. Beam voluntarily terminates his employment due to a demotion, all as specified in his employment agreement.

Russell F. Gervais, President of Silgan Plastics, has entered into an employment agreement with Silgan Plastics. The initial term of his employment agreement was five years, commencing September 1, 1989, and the term has been, and will continue to be, automatically extended for successive one year periods unless terminated pursuant to the terms of his employment agreement. Mr. Gervais’ employment agreement provides for, among other things, a severance benefit equal to his then current base salary and benefits for a period of one year following termination if (i) Mr. Gervais is terminated by Silgan Plastics for any reason other than death, disability or for cause as specified in his employment agreement or (ii) Mr. Gervais voluntarily terminates his employment due to a demotion, all as specified in his employment agreement.

REPORT ON EXECUTIVE COMPENSATION

General

The goals of the Company’s executive compensation program are as follows: (i) to attract and retain executives and to provide fair compensation to them taking into account the responsibilities undertaken by them; (ii) to motivate the Company’s executives to achieve the Company’s business strategy; and (iii) to align the interests of the Company’s executives and stockholders through the granting of options under the Stock Option Plan. The principal components of the Company’s executive officer compensation program are base salary, annual cash bonuses and stock options. Certain of the Company’s executive officers also receive additional forms of compensation as described in the Summary Compensation Table of this Proxy Statement and footnote (c) to the Summary Compensation Table and in the section in this Proxy Statement titled “Executive Compensation—Pension Plans.”

For 2002, the Compensation Committee approved the compensation of executive officers of the Company, including all Named Executive Officers but excluding executive officers compensated by S&H. The compensation of officers of the Company’s subsidiaries who are not Named Executive Officers is determined by the board of directors of Silgan Containers or Silgan Plastics, as the case may be, which boards of directors are comprised of Messrs. Silver and Horrigan.

Compensation of Co-Chief Executive Officers and Certain Other Executive Officers

In 2002, 2001 and 2000, Messrs. Silver, Horrigan and Rankin received no direct compensation from the Company or its subsidiaries, except that Mr. Rankin received stock options from the Company under the Stock Option Plan. They were compensated by S&H, which is paid by the Company for management services provided by it to the Company pursuant to the Management Agreements. The amounts paid by the Company to S&H under the Management Agreements are based upon fixed financial formulas related to the Company’s operating results. Unless the Management Agreements are terminated as described below, the term of the Management Agreements currently continues through June 30, 2004, and Messrs. Silver and Horrigan, as well as Mr. Allott, will be compensated in 2003 by S&H rather than the Company. The Management Agreements are automatically renewed for successive one year terms unless either party gives written notice at least 180 days prior to the end of the then current term of its election not to renew. The Compensation Committee of the Board of Directors of the Company determines on behalf of the Company and its subsidiaries whether to give such written notice not to renew such term. You should also read the section in this Proxy Statement titled “Certain Relationships and Related Transactions—Management Agreements.”

Beginning in 2003, subject to approval by the stockholders of the Company at the Meeting of the Senior Executive Performance Plan, Messrs. Silver and Horrigan will become employees of the Company. The Compensation Committee has approved salaries for each of Messrs. Silver and Horrigan for 2003 of $750,000, which salaries will be increased annually by 3%. The Compensation Committee has also approved the Senior Executive Performance Plan for each of Messrs. Silver and Horrigan, subject to approval by the stockholders of the Company. If the Senior Executive Performance Plan is approved by the stockholders of the Company at the Meeting, then the parties to the Management Agreements have agreed to terminate the Management Agreements effective January 1, 2003. In such case, Messrs. Silver and Horrigan would become employees of the Company effective January 1, 2003, and neither the Company nor its subsidiaries would make any payments in 2003 under the Management Agreements. If the Senior Executive Performance Plan is not approved by the stockholders of the Company at the Meeting, then the Management Agreements will continue in effect in accordance with their terms. In such case, Messrs. Silver and Horrigan would not become employees of the Company, and they would not receive any direct compensation from the Company or its subsidiaries. Instead, Messrs. Silver and Horrigan would continue to be compensated by S&H.

Base Salary

Base salaries for the Company’s executive officers (other than for those compensated by S&H) are determined, in part, through general geographic market conditions and comparisons with companies in the packaging industry and other companies with which the Company competes for personnel. Additionally, other factors are considered such as individual experience and performance and the overall performance of the Company. Each executive’s base salary is reviewed on an annual basis and may be adjusted, consistent with the terms of any applicable employment agreement, based on (i) the individual’s contribution to the Company over the preceding year; (ii) a change in the individual’s responsibilities over the preceding year; (iii) any change in median competitive pay levels; or (iv) a general increase in the cost of living.

Annual Cash Bonuses

Annual cash bonuses are paid to certain executive officers of the Company and to officers of the Company’s business units based upon the Company or such business unit, as the case may be, achieving certain assigned financial targets and, in some cases, meeting certain organizational goals. The financial target levels and, if applicable, organizational goals of each of the Company and its business units for a given year are established at the beginning of such year as part of the operating budgets of the Company and its subsidiaries, which operating budgets are approved by the boards of directors of the Company and its subsidiaries. The amount of the bonus of each such officer is determined by a formula which calculates such bonus based on the percentage that the actual applicable financial target represents of the applicable financial target level and, if applicable, based on whether such organizational goal was met. In the case of officers of Silgan Containers, a portion of their annual cash bonuses for 2002 was payable to them if Silgan Containers met certain organizational goals as established by its board of directors at the beginning of the year, including quarterly forecasting of certain financial information, cost management and working capital management goals. For 2003, a significant portion of the annual cash bonuses for officers of Silgan Containers will be payable to them if Silgan Containers meets certain organizational goals as established by the board of directors of Silgan Containers at the beginning of the year, such as quarterly forecasting of certain financial information, cost management, working capital management, management development, market related and safety goals. Annual cash bonuses are paid in the beginning of the year following the year in which they are earned.

Beginning in 2003, subject to the approval by stockholders of the Company at the Meeting of the Senior Executive Performance Plan, Messrs. Silver and Horrigan will be eligible to receive cash bonuses under the Senior Executive Performance Plan based on targets established by the Compensation Committee. The Compensation Committee has established a target, based on the Company’s earnings before interest expense, provision for income taxes, depreciation and amortization expenses for 2002, to determine cash bonuses for 2003 under the Senior Executive Performance Plan for Messrs. Silver and Horrigan. If Messrs. Silver and Horrigan receive the maximum cash bonus payable in 2003 under the Senior Executive Performance Plan, then their total compensation for 2003, including their salaries, would be 3% higher than their total compensation for 2002. You should read the section in this Proxy Statement titled “Adoption of the Silgan Holdings Inc. Senior Executive Performance Plan” for a description of the material terms of the Senior Executive Performance Plan.

Stock Option Plan

The Stock Option Committee of the Board of Directors administers the Stock Option Plan and recommends to the Compensation Committee officers and key employees of the Company and its subsidiaries to whom stock options should be granted. The Compensation Committee has the power to, among other things, choose participants and fix the type of grant of stock options and all the terms and conditions of such grants, including the number of shares of Common Stock covered by a grant and the exercise price, in accordance with the provisions of the Stock Option Plan. The Stock Option Plan forms the basis of the Company’s long-term incentive compensation plan. The Compensation Committee believes that placing a portion of compensation in the form of stock options achieves certain objectives: it aligns the interest of the Company’s executive officers and key employees directly with those of the Company’s stockholders; it gives executive officers and key employees a significant long-term interest in the Company’s success; and it helps the Company retain executive officers and key employees. In determining to whom stock options shall be granted, the terms of the stock options and the number of stock options to grant to an executive officer or key employee, the Compensation Committee primarily considers past performance and the prospective value of the stock options to be granted as a performance incentive. Stock options were granted to seven executive officers and key employees of the Company and its subsidiaries under the Stock Option Plan in 2002 with respect to 145,440 underlying shares of Common Stock. No stock options were granted in 2002 to any of the Named Executive Officers listed in the Summary Compensation Table.

Tax Deductibility

Section 162(m) of the Code disallows a federal income tax deduction to any publicly held corporation for compensation paid in excess of $1 million in any taxable year to an individual who is the chief executive officer or any of the four most highly compensated executive officers (other than the chief executive officer) employed by such corporation (or a member of its affiliated group) on the last day of such taxable year, but does allow a deduction for “performance-based compensation” in excess of $1 million the material terms of which are disclosed to and approved by stockholders. The Company’s intention is to maximize the tax deductibility of its compensation programs. However, because the Company believes that the use of prudent judgment in determining compensation levels is in the best interests of the Company and its stockholders, under some circumstances it may determine to pay amounts of compensation that may not be fully deductible. The Company reserves the right to use prudent judgment in establishing compensation policies to attract and retain qualified executives to manage the Company and to reward such executives for outstanding performance, while taking into consideration the financial impact of such actions on the Company.

By the Compensation Committee of the Board of Directors:

Jeffrey C. Crowe

John W. Alden

Edward A. Lapekas

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

In 2002, the Compensation Committee of our Board of Directors consisted of Messrs. Crowe and Lapekas. During 2002, none of our executive officers served as: (i) a member of the compensation committee (or other board committee performing equivalent functions or, in the absence of any such committee, the entire board of directors) of another entity, one of whose executive officers served on the Compensation Committee of our Board of Directors, (ii) a director of another entity, one of whose executive officers served on our Board of Directors, or (iii) a member of the compensation committee (or other board committee performing equivalent functions or, in the absence of any such committee, the entire board of directors) of another entity, one of whose executive officers served on our Board of Directors.

COMPANY PERFORMANCE

The graph below compares the Company’s Common Stock performance for the five year period ended December 31, 2002 with the performance of the Dow Jones Containers & Packaging Index and the Standard & Poor’s 500 Composite Stock Price Index, or the S&P 500 Index, for the same period by valuing the changes in common stock prices from December 31, 1997 through December 31, 2002 plus reinvested dividends. The companies included in the Dow Jones Containers & Packaging Index are: AptarGroup, Inc.; Ball Corporation; Bemis Company, Inc.; Chesapeake Corporation; Crown Holdings, Inc.; Owens-Illinois, Inc.; Pactiv Corp.; Sealed Air Corp.; Smurfit Stone Container Corporation; Sonoco Products Company; and Temple-Inland, Inc. The graph below assumes in each case an initial investment of $100.00 on December 31, 1997 plus reinvestment of dividends, with the investment in the Dow Jones Containers & Packaging Index weighted on the basis of market capitalization.

Comparison Of Cumulative Total Return Among Silgan Holdings Inc.,

Dow Jones Containers & Packaging Index and S&P 500 Index

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

In the table below, we provide information, as of the Record Date, with respect to the beneficial ownership of our Common Stock by (i) each current director and each Named Executive Officer of the Company, (ii) each person or entity who is known by the Company to own beneficially more than 5% of our Common Stock and  (iii) by all executive officers and directors of the Company as a group. Except as otherwise described below, each of the persons named in the table below has sole voting and investment power with respect to the securities beneficially owned.

	Number of Shares of Common Stock Owned	Percentage Ownership of Common Stock(1)
R. Philip Silver(2)	3,603,244	19.76%
D. Greg Horrigan(3)	3,494,244	19.16%
Leigh J. Abramson(4)	3,500	*
John W. Alden(5)	4,500	*
Jeffrey C. Crowe(6)	3,500	*
Edward A. Lapekas(7)	2,830	*
Harley Rankin, Jr.(8)	76,408	*
James D. Beam(9)	227,273	1.24%
Russell F. Gervais(10)	16,850	*
Gary M. Hughes (11)	41,548	*
FMR Corp. and related parties(12)	2,329,414	12.77%
All executive officers and directors as a group (14 persons)(13)	7,515,253	40.66%

(1)	An asterisk denotes beneficial ownership of 1% or less of our Common Stock.

(2)	Mr. Silver is a Director of the Company, Silgan Containers and Silgan Plastics. Mr. Silver has sole voting and investment power over 3,449,046 shares of our Common Stock, of which 2,449,046 shares are owned directly by him and 1,000,000 shares are owned by the Robert Philip Silver 2002 GRAT (of which Mr. Silver is the sole trustee). As the sole general partner of Silver Family Limited Partnership, Mr. Silver shares voting and investment power with Silver Family Limited Partnership over the 154,198 shares of our Common Stock owned by such partnership. In addition to the shares included in the above table, Mr. Silver shares voting and investment power with Mr. Horrigan and S&H over one share of our Common Stock owned by S&H. The address for Mr. Silver is 4 Landmark Square, Stamford, Connecticut 06901.

(3)	Mr. Horrigan is a Director of the Company, Silgan Containers and Silgan Plastics. Mr. Horrigan has sole voting and investment power over 3,340,046 shares of our Common Stock, of which 2,840,046 shares are owned directly by him and 500,000 shares are owned by the David Gregory Horrigan 2002 GRAT (of which Mr. Horrigan is the sole trustee). As the sole general partner of Horrigan Family Limited Partnership, Mr. Horrigan shares voting and investment power with Horrigan Family Limited Partnership over the 154,198 shares of our Common Stock owned by such partnership. In addition to the shares included in the above table, Mr. Horrigan shares voting and investment power with Mr. Silver and S&H over one share of our Common Stock owned by S&H. The address for Mr. Horrigan is 4 Landmark Square, Stamford, Connecticut 06901.

(4)	Mr. Abramson is a Director of the Company. The number of shares of Common Stock owned by Mr. Abramson includes 2,000 shares of our Common Stock owned by Mr. Abramson’s spouse, as to which Mr. Abramson shares voting and investment power, and 1,500 shares of our Common Stock that may be acquired by Mr. Abramson through the exercise of vested stock options granted pursuant to the Directors Plan, as to which Mr. Abramson has informed us that he disclaims beneficial ownership because he has elected to relinquish any benefit therefrom to his employer in connection with his employer’s policies related to outside independent directorships.

(5)	Mr. Alden is a Director of the Company. The number of shares of Common Stock owned by Mr. Alden includes 3,000 shares of our Common Stock owned by him and 1,500 shares of our Common Stock that may be acquired by him through the exercise of vested stock options granted pursuant to the Directors Plan.

(6)	Mr. Crowe is a Director of the Company. The number of shares of Common Stock owned by Mr. Crowe includes 2,000 shares of our Common Stock owned by him and 1,500 shares of our Common Stock that may be acquired by him through the exercise of vested stock options granted pursuant to the Directors Plan.

(7)	Mr. Lapekas is a Director of the Company. The number of shares of Common Stock owned by Mr. Lapekas includes 1,330 shares of our Common Stock owned by him and 1,500 shares of our Common Stock that may be acquired by him through the exercise of vested stock options granted pursuant to the Directors Plan.

(8)	The number of shares of Common Stock owned by Mr. Rankin is based solely upon our review of a Form 4 filed by Mr. Rankin with the Securities and Exchange Commission on or about June 7, 2002, and includes 55,125 shares of our Common Stock owned by Mr. Rankin and 21,283 shares of our Common Stock owned by Rankin Limited Partnership. As the sole general partner of Rankin Limited Partnership, Mr. Rankin shares voting and investment power with Rankin Limited Partnership over the shares owned by such partnership.

(9)	The number of shares of Common Stock owned by Mr. Beam includes 155,273 shares of our Common Stock owned by Mr. Beam and 72,000 shares of our Common Stock that may be acquired by Mr. Beam through the exercise of (i) vested stock options granted pursuant to the Stock Option Plan and (ii) stock options granted pursuant to the Stock Option Plan that will vest within 60 days after the Record Date.

(10)	The number of shares of Common Stock owned by Mr. Gervais includes 50 shares of our Common Stock owned by Mr. Gervais and 16,800 shares of our Common Stock that may be acquired by Mr. Gervais through the exercise of (i) vested stock options granted pursuant to the Stock Option Plan and (ii) stock options granted pursuant to the Stock Option Plan that will vest within 60 days after the Record Date.

(11)	The number of shares of Common Stock owned by Mr. Hughes includes 5,548 shares of our Common Stock owned by Mr. Hughes and 36,000 shares of our Common Stock that may be acquired by Mr. Hughes through the exercise of (i) vested stock options granted pursuant to the Stock Option Plan and (ii) stock options granted pursuant to the Stock Option Plan that will vest within 60 days after the Record Date.

(12)	This information is based solely upon our review of Amendment No. 2 to Schedule 13G filed by FMR Corp. and certain related parties with the Securities and Exchange Commission on or about February 14, 2003, reporting beneficial ownership as of December 31, 2002. FMR Corp. is a parent holding company which, along with Edward C. Johnson 3d (the Chairman of FMR Corp.) and Abigail P. Johnson (a director of FMR Corp.), reports that it has the sole power to dispose or direct the disposition of 2,329,414 shares of our Common Stock and the sole power to vote or direct the voting of 482,925 of such shares owned by Fidelity Management Trust Company, a wholly owned subsidiary of FMR Corp., and 89 of such shares owned by Geode Capital Management, LLC, a Delaware limited liability company whose managers are certain shareholders and employees of FMR Corp. Voting power with respect to the remainder of the shares is held by the boards of trustees of the respective funds which own the shares. One of these funds, Fidelity Low Priced Stock Fund, owns 1,822,100 shares of our Common Stock. The business address for FMR Corp. is 82 Devonshire Street, Boston, Massachusetts 02109.

(13)	The number of shares of Common Stock owned by all executive officers and directors as a group includes 242,064 shares of our Common Stock that may be acquired through the exercise of (i) vested stock options granted pursuant to the Stock Option Plan and (ii) stock options granted pursuant to the Stock Option Plan that will vest within 60 days after the Record Date.

ADOPTION OF THE SILGAN HOLDINGS INC.

SENIOR EXECUTIVE PERFORMANCE PLAN

You are being asked to approve the adoption of the Silgan Holdings Inc. Senior Executive Performance Plan. This plan was adopted by the Board of Directors and the Compensation Committee of the Board of Directors on February 27, 2003, subject to stockholder approval, and is intended to attract and retain certain senior executives and motivate these senior executives to promote the profitability and growth of the Company. The plan provides for payments of annual cash bonuses to these senior executives based on the attainment of pre-established performance goals for each fiscal year, beginning with the Company’s 2003 fiscal year. The purpose of the plan is not to increase the compensation payable to these senior executives, but rather to maximize the deductibility for tax purposes of compensation payable to these senior executives.

A copy of the Senior Executive Performance Plan is set forth in Exhibit A to this Proxy Statement.

Stockholder approval of the Senior Executive Performance Plan is required under Internal Revenue Service regulations in order to preserve the Company’s federal income tax deduction of payments made under the plan to these senior executives. Stockholder approval requires the favorable vote of a majority of shares of our Common Stock present in person or by proxy at the Meeting.

Purpose of the Proposal

Section 162(m) of the Code sets limits on the Company’s federal income tax deduction for compensation paid in a taxable year to an individual who, on the last day of the taxable year, was (i) the Chief Executive Officer of the Company or (ii) among the four other most highly compensated executive officers of the Company whose compensation is reported in the Summary Compensation Table. “Qualified performance-based compensation,” which can include cash bonuses payable upon attainment of pre-established performance goals, is not subject to this tax deduction limit if certain conditions are met. One of the conditions is stockholder approval of the material terms of the performance goals under which the compensation will be paid. If stockholders approve the adoption of the Senior Executive Performance Plan at the Meeting, including the material terms of the performance goals described in the plan, then Messrs. Silver and Horrigan will become employees of and be compensated by the Company effective January 1, 2003 and compensation payable to them should be deductible for tax purposes. In such event, the Management Agreements will be terminated effective January 1, 2003, and neither the Company nor its subsidiaries will make any payment in 2003 under the Management Agreements.

If stockholders do not approve the adoption of the Senior Executive Performance Plan at the Meeting, then the plan will not be implemented. In such event, Messrs. Silver and Horrigan would not become employees of the Company and would receive no direct compensation from the Company. Instead, the Management Agreements would continue in effect in accordance with their terms, and Messrs. Silver and Horrigan would continue to be compensated by S&H. Additionally, in accordance with Code Section 162(m) the Company may not be able to deduct for tax purposes all amounts received by Messrs. Silver and Horrigan in connection with the Management Agreements. For a description of the material terms of the Management Agreements, you should read the section in this Proxy Statement titled “Certain Relationships and Related Transactions—Management Agreements.”

Material Terms of the Performance Goals under the Plan

The material terms of the performance goals used to determine compensation payable under the plan consist of (i) the class of employees eligible to receive these cash bonuses; (ii) the types of business criteria on which the payments of cash bonuses are based; and (iii) the maximum amounts of cash bonuses that can be paid during a specified period to any senior executive under the plan.

Eligible Class:    Cash bonuses under the plan may only be paid to R. Philip Silver and D. Greg Horrigan, the current Co-Chief Executive Officers of the Company.

Business Criteria:    To determine whether cash bonuses will be paid under the plan and the amount of such cash bonuses, the Compensation Committee will set performance goals for each fiscal year of the Company, beginning with the 2003 fiscal year. The performance goals will be based on the attainment by the Company of specified levels of various measures, which shall include one or more of the following: (i) net income;  (ii) earnings per share; (iii) income from operations; (iv) earnings before interest expense and provision for income taxes (EBIT); (v) earnings before interest expense, provision for income taxes, depreciation and amortization expenses (EBITDA); (vi) economic value added; (vii) return on net assets; (viii) return on total assets; (ix) free cash flow from operations; (x) return on invested capital; (xi) return on stockholders’ equity; (xii) expense reduction; (xiii) working capital; (xiv) total shareholder return; and (xv) stock price performance of the Company’s Common Stock.

The Compensation Committee may elect to exclude in measuring performance under any of these business criteria (i) unusual gains and unusual losses, (ii) the amount of all charges and expenses incurred or income earned in connection with any refinancing, restructuring, rationalization, recapitalization or reorganization involving the Company and its subsidiaries, (iii) the cumulative effects of accounting changes, (iv) discontinued operations, and (v) businesses, units, divisions, subsidiaries or other entities sold or acquired.

Maximum Amounts:    For the fiscal year beginning January 1, 2003, the maximum cash bonus payable to each senior executive under the plan is $1,621,060. Accordingly, if Messrs. Silver and Horrigan receive the maximum cash bonus payable in 2003 under the Senior Executive Performance Plan, then their total compensation for 2003, including their salaries, would be 3% higher than their total compensation for 2002. For each fiscal year thereafter, the maximum cash bonus shall be 103% of maximum cash bonus for the immediately preceding fiscal year.

Other Features of the Senior Executive Performance Plan

The plan is administered by the Compensation Committee, which is comprised solely of “outside directors” meeting the requirements of the regulations under Code Section 162(m). Not later than 90 days after the beginning of each fiscal year, the Compensation Committee will establish in writing the business criteria that will be used to measure performance for such fiscal year, the specific target levels of performance required to achieve payment of cash bonuses and the method by which achievement of those targets will be measured. Following the end of each fiscal year, the Compensation Committee will certify in writing the extent to which those targets have been attained, and, if the targets have been attained, cash bonuses will be paid as soon as practicable after the Compensation Committee makes its written certification. Participants can elect to defer payment of cash bonuses payable under the plan.

The Compensation Committee has full authority to interpret the plan, establish rules and regulations relating to the operation of the plan, determine the amount of any cash bonuses under the plan and make all determinations and take all other actions necessary or appropriate for the proper administration of the plan.

The plan may be terminated, amended or modified at any time by the unanimous vote of the members of the Compensation Committee. No amendment requiring stockholder approval under Code Section 162(m) or the Securities Exchange Act of 1934, as amended, or the Exchange Act, will be implemented without such approval, and no amendment adversely affecting a person’s rights to cash bonuses previously granted under the plan can be implemented without the agreement of such person. Termination of the plan cannot adversely affect a person’s rights to deferred amounts previously awarded under the plan. In the event that a person has deferred payment of any cash bonuses previously awarded under the plan, the Compensation Committee can accelerate the payment of deferred amounts upon termination of the plan.

THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE ADOPTION OF THE SILGAN HOLDINGS INC. SENIOR EXECUTIVE PERFORMANCE PLAN.

RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

Appointment of Independent Auditors

The Audit Committee of the Board of Directors of the Company has appointed Ernst & Young LLP as the Company’s independent auditors for the fiscal year ending December 31, 2003. The Board of Directors of the Company is requesting ratification of this appointment by the stockholders of the Company.

A representative of Ernst & Young LLP is expected to be present at the Meeting and to be available to respond to appropriate questions from those attending the Meeting, but is not otherwise expected to make a statement.

THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS THE COMPANY’S INDEPENDENT AUDITORS FOR THE FISCAL YEAR ENDING DECEMBER 31, 2003.

Audit Fees

Aggregate fees for professional services rendered by Ernst & Young LLP in connection with the audit of the Company’s consolidated financial statements for the year ended December 31, 2002 and for reviews of the Company’s unaudited financial statements included in its Quarterly Reports on Form 10-Q for 2002 were  $0.9 million.

Financial Information Systems Design and Implementation Fees

During 2002, Ernst & Young LLP did not provide the Company or its subsidiaries with any professional services in connection with financial information systems design and implementation.

All Other Fees

During 2002, in addition to the amount described in “Audit Fees” above, aggregate fees of $0.8 million were paid to Ernst & Young LLP for professional services and expenses primarily related to internal audit services ($0.2 million), tax related services ($0.2 million) and other audit related services ($0.4 million, of which $0.2 million was paid for audit related services in connection with the $200 million add-on issuance of the 9% Debentures). The Company has engaged, with the approval of the Audit Committee of the Board of Directors of the Company, KPMG LLP to provide future internal audit services. You should also read the section in this Proxy Statement titled “Report of the Audit Committee.”

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our directors and officers and persons holding more than ten percent of a registered class of our equity securities to file with the Securities and Exchange Commission initial reports of ownership, reports of changes in ownership and annual reports of ownership of Common Stock and other equity securities of the Company. These directors, officers and ten percent stockholders are also required to furnish us with copies of all such filed reports.

For certain information regarding our executive officers, you should read the section in this Proxy Statement titled “Executive Officers,” which section is incorporated here in its entirety by this reference.

Based solely upon a review of the copies of reports furnished to us and/or representations that no reports were required, other than as set forth below we believe that all of our directors, officers and ten percent stockholders complied with all filing requirements under Section 16(a) of the Exchange Act in 2002.

On November 30, 2001, Mr. Glenn A. Paulson, Vice President—Corporate Development of the Company, sold 200 shares of Common Stock of the Company. Mr. Paulson included this sale in a Form 4 filed with the Securities and Exchange Commission on or about June 7, 2002 instead of on a Form 4 filed within ten days after the first day of the month following the month during which such sale occurred or on a Form 5 filed within forty-five days after the end of the fiscal year during which such sale occurred.

STOCKHOLDER PROPOSALS FOR 2004 ANNUAL MEETING

Stockholders may submit proposals on matters appropriate for stockholder action at our annual meetings consistent with the rules and regulations adopted by the Securities and Exchange Commission. Proposals to be considered for inclusion in the Proxy Statement for our annual meeting of stockholders in 2004 must be received by us at our principal executive offices not later than January 2, 2004. In accordance with the Exchange Act and the rules and regulations promulgated under the Exchange Act, proxies solicited by our Board of Directors will confer discretionary voting authority with respect to any proposal raised at our annual meeting of stockholders in 2004 as to which the proponent has not notified us by March 17, 2004. Proposals should be directed to the attention of the General Counsel, Silgan Holdings Inc., 4 Landmark Square, Stamford, Connecticut 06901.

OTHER MATTERS

As of the date of this Proxy Statement, our Board of Directors and management have no knowledge of any other business matters that will be presented for consideration at the Meeting other than those referred to in this Proxy Statement. However, persons named in the accompanying proxy card shall have authority to vote such proxy as to any other matters that properly come before the Meeting and as to matters incidental to the conduct of the Meeting in accordance with their discretion.

By Order of the Board of Directors,

Frank W. Hogan, III

Secretary

Stamford, Connecticut

April 25, 2003

Exhibit A

SILGAN HOLDINGS INC.

SENIOR EXECUTIVE PERFORMANCE PLAN

1.    PURPOSE

The purpose of the Silgan Holdings Inc. Senior Executive Performance Plan is to permit Silgan Holdings Inc. (the “Company”), through awards of incentive compensation that satisfy the requirements for performance-based compensation under Section 162(m) of the Internal Revenue Code, to attract and retain certain senior executives and to motivate these senior executives to promote the profitability and growth of the Company.

2.    DEFINITIONS

“AWARD” shall mean the amount granted to a Participant by the Committee for a Performance Period, provided that the amount of the Award for any Participant for a Performance Period shall in no event exceed the Maximum Award for such Performance Period.

“BOARD” shall mean the Board of Directors of the Company.

“CODE” shall mean the Internal Revenue Code of 1986, as amended. References to the Code shall be deemed to include references to the applicable Treasury Regulations promulgated thereunder.

“COMMITTEE” shall mean the Compensation Committee of the Board or any subcommittee thereof comprised solely of “outside directors” meeting the requirements of Section 162(m)(4)(C) of the Code.

“DISABILITY” shall mean the inability of the Participant, by reason of illness or injury, to perform substantially all of his duties as an Executive during any continuous period of 180 days.

“EXCHANGE ACT” shall mean the Securities Exchange Act of 1934, as amended.

“EXECUTIVE” shall mean each of R. Philip Silver and D. Greg Horrigan, the current Co-Chief Executive Officers of the Company.

“MAXIMUM AWARD” shall mean, for the Performance Period beginning on January 1, 2003, $1,621,060, and for each Performance Period thereafter an amount equal to 103% of the Maximum Award for the immediately preceding Performance Period.

“PARTICIPANT” shall mean, for each Performance Period, each Executive who is a “covered employee” (as defined in Section 162(m) of the Code) for that Performance Period.

“PERFORMANCE GOAL” shall mean, for any Performance Period, the criteria selected by the Committee to measure the performance of the Company during such Performance Period from one or more of the following:

(i)	net income;

(ii)	earnings per share;

(iii)	income from operations;

(iv)	earnings before interest expense and provision for income taxes (EBIT);

(v)	earnings before interest expense, provision for income taxes, depreciation and amortization expenses (EBITDA);

(vi)	economic value added;

(vii)	return on net assets;

(vii)	return on total assets;

(viii)	free cash flow from operations;

(ix)	return on invested capital;

(x)	return on stockholders’ equity;

(xi)	expense reduction;

(xii)	working capital;

(xiii)	total shareholder return; and

(xiv)	stock price performance of the Company’s common stock.

The Committee may elect to exclude in calculating any Performance Goal (i) unusual gains and unusual losses, (ii) the amount of all charges and expenses incurred or income earned in connection with any refinancing, restructuring, rationalization, recapitalization or reorganization involving the Company and its subsidiaries, (iii) the cumulative effects of accounting changes, (iv) discontinued operations, and (v) businesses, units, divisions, subsidiaries or other entities sold or acquired.

“PERFORMANCE GOAL TARGETS” shall mean, for any Performance Goal, the levels of performance during a Performance Period under such Performance Goal established by the Committee to determine a Participant’s Award and the manner of calculating the amount of an Award for a Participant based on such Performance Goal(s) and Performance Goal Targets.

“PERFORMANCE PERIOD” shall mean the Company’s fiscal year.

“PLAN” shall mean this Silgan Holdings Inc. Senior Executive Performance Plan, as amended from time to time.

3.    ADMINISTRATION

The Plan shall be administered by the Committee, which shall have full authority to interpret the Plan, to establish rules and regulations relating to the operation of the Plan, to determine the amounts of any Awards and to make all determinations and take all other actions necessary or appropriate for the proper administration of the Plan. Before any payments for Awards are made under the Plan for any Performance Period, the Committee shall certify in writing, for such Performance Period, the Performance Goal Target or Targets (or level thereof) met and the amount of the Award payable to each Participant. The Committee’s interpretation of the Plan, and all actions taken within the scope of its authority, shall be final and binding on the Company, its stockholders, Participants, Executives, former Executives and their respective successors and assigns. No member of the Committee shall be eligible to participate in the Plan.

4.    DETERMINATION OF AWARDS

(a)  Not later than 90 days after each Performance Period commences and prior to the elapsing of 25 percent of the Performance Period (or such later time as may be permitted by applicable provisions of the Code), the Committee shall establish in writing for each Participant for such Performance Period one or more Performance Goals and, for each Performance Goal, one or more Performance Goal Targets and the method by which achievement thereof will be measured.

(b)  Following the end of each Performance Period, the Committee shall certify in writing the extent to which the Performance Goal Targets required by Section 4(a) have been met. If such Performance Goal Targets have been met, the Committee shall grant to the Participant an Award, which shall not exceed the Maximum Award and shall be calculated as established by the Committee pursuant to Section 4(a).

(c)  Subject to this Section 4(c), no Award shall be payable to any Participant who is not an employee of the Company on the last day of the Performance Period to which such Award relates. In the event that a Participant terminates employment because of death, Disability or retirement, such Participant (or in the event of death, the Participant’s estate or beneficiary designated under rules prescribed by the Committee) shall be paid a pro rata portion of the Participant’s Award that would otherwise be payable upon achievement of the Performance Goal Target or Targets had the Participant continued employment until the end of the Performance Period. Such pro rata Award shall not be paid until after the end of the Performance Period to which such Award relates.

5.    PAYMENT OF AWARDS

Each Participant shall be eligible to receive, as soon as practicable after the amount of such Participant’s Award for a Performance Period has been determined, payment of that Award. Awards shall be paid in cash. Payment of the Award may be deferred in accordance with a written election by the Participant pursuant to procedures established by the Committee.

6.    AMENDMENTS

The Committee may amend the Plan at any time and from time to time, provided that any such amendment shall have been unanimously approved by all members of the Committee and provided further that no such amendment that would require the consent of the stockholders of the Company pursuant to Section 162(m) of the Code or the Exchange Act, or any other applicable law, rule or regulation, shall be effective without such consent. No such amendment which adversely affects a Participant’s rights to, or interest in, an Award granted prior to the date of the amendment shall be effective unless the Participant shall have agreed thereto in writing.

7.    TERMINATION

The Committee may terminate this Plan at any time, provided that any such termination shall have been unanimously approved by all members of the Committee. In such event, and notwithstanding any provisions of the Plan to the contrary, payment of deferred amounts plus any earnings may be accelerated with respect to any affected Participant in the discretion of the Committee and paid as soon as practicable; but in no event shall the termination of the Plan adversely affect the rights of any Participant to deferred amounts previously awarded such Participant, plus any earnings thereon.

8.    OTHER PROVISIONS

(a)  Neither the establishment of this Plan, nor any action taken hereunder, shall be construed as giving any Executive any right to be retained in the employ of the Company. Nothing contained in this Plan shall limit the ability of the Company to make payments or awards to Executives under any other plan, agreement or arrangement.

(b)  The rights and benefits of a Participant hereunder are personal to the Participant and, except for payments made following a Participant’s death, shall not be subject to any voluntary or involuntary alienation, assignment, pledge, transfer, encumbrance, attachment, garnishment or other disposition.

(c)  Awards under this Plan shall not constitute compensation for the purpose of determining participation or benefits under any other plan of the Company unless specifically included as compensation in such plan.

(d)  The Company shall have the right to deduct from Awards any taxes or other amounts required to be withheld by law.

(e)  All questions pertaining to the construction, regulation, validity and effect of the provisions of the Plan shall be determined in accordance with the laws of the State of Delaware without regard to its principles of conflict of laws.

(f)  If any provision of this Plan would cause Awards not to constitute “qualified performance-based compensation” under Section 162(m) of the Code, that provision shall be severed from, and shall be deemed not to be a part of, the Plan, but the other provisions hereof shall remain in full force and effect.

(g)  No member of the Committee or the Board, and no officer, employee or agent of the Company shall be liable for any act or action hereunder, whether of commission or omission, taken by any other member, or by any officer, agent or employee, or, except in circumstances involving bad faith, for anything done or omitted to be done in the administration of the Plan.

9.    EFFECTIVE DATE

The Plan shall be effective as of January 1, 2003, subject to approval by the stockholders of the Company in accordance with Section 162(m) of the Code.

FORM OF PROXY

SILGAN HOLDINGS INC.

4 Landmark Square

Stamford, CT 06901

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints R. Philip Silver and D. Greg Horrigan as Proxies, each with the power of substitution, and hereby authorizes each of them to represent and to vote, as designated below, all the shares of common stock, par value $.01 per share, of Silgan Holdings Inc., or the Company, held of record by the undersigned on April 17, 2003 at an Annual Meeting of Stockholders of the Company to be held on June 5, 2003 or any adjournment or postponement thereof.

When properly executed, this proxy will be voted in the manner directed herein by the undersigned stockholder. If no direction is made, this proxy will be voted FOR Proposals 1, 2 and 3.

(Continued and to be dated and signed on the reverse side.)

☐	Please mark, sign, date and return this proxy to the Company.	☒ Votes must be indicated (x) in Black or Blue ink.

1.	ELECTION OF DIRECTORS (CLASS III)

FOR all nominees ☐ listed below	WITHHOLD AUTHORITY to vote ☐ for all nominees listed below	* EXCEPTIONS ☐

Nominees (each to serve until the Company’s Annual Meeting of Stockholders in 2006 and until their successors are duly elected and qualified):

Jeffrey C. Crowe and Edward A. Lapekas

(INSTRUCTION: To withhold authority to vote for any individual nominee, mark the “Exceptions” box and write that nominee’s name in the space provided below.)

* Exceptions

2.	To approve the adoption of the Silgan Holdings Inc. Senior Executive Performance Plan.	FOR ☐	AGAINST ☐	ABSTAIN ☐

3.	To ratify the appointment of Ernst & Young LLP as the Company’s Independent Auditors for the fiscal year ending December 31, 2003.	FOR ☐	AGAINST ☐	ABSTAIN ☐

4.	To consider and act upon any other business as may properly come before the meeting or any adjournment or postponement thereof.

To change your address, please mark this box.  ☐

When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please provide the full name of the corporation and the signature of the authorized officer signing on its behalf.

Date

Share Owner sign here

Co-Owner sign here